EXHIBIT 5.1

Goodwin Procter LLP
Counsellors at Law
Exchange Place
Boston, MA 02109
T: 617.570.1000
F: 617.227.8591

March 13, 2013

athenahealth, Inc.
311 Arsenal Street
Watertown, MA 02472

Re:
Securities Being Registered under Registration Statement on Form S-8 relating to (i) the Epocrates, Inc. 1999 Stock Option Plan, (ii) the Epocrates, Inc. 2008 Equity Incentive Plan and (iii) the Epocrates, Inc. 2010 Equity Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of 647,137 shares (the “Shares”) of Common Stock, $0.01 par value per share, of athenahealth, Inc., a Delaware corporation (the “Company”), that may be issued pursuant to the Epocrates, Inc. 1999 Stock Incentive Plan (the “1999 Plan”), the Epocrates, Inc. 2008 Equity Incentive Plan (the “2008 Plan”) and the Epocrates, Inc. 2010 Equity Incentive Plan (the “2010 Plan”).
We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.
The opinion set forth below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law). For purposes of the opinion set forth below, we have assumed that a sufficient number of authorized but unissued shares of the Company's Common Stock will be available for issuance when the Shares are issued.
Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the 1999 Plan, 2008 Plan or 2010 Plan, as applicable, will be validly issued, fully paid and nonassessable.
We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP